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                                                       Exhibit 10.75



             HUNGAROTEL TAVKOZLESI RESZVENYTARSASAG

             ERICSSON KORLATOLT FELELOSSEGU TARSASAG





                        TURN-KEY CONTRACT










                          May 17, 1996


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1        INTRODUCTION

1.1      Purpose

         This document constitutes the agreement between Hungarotel Rt. and Ericsson Kft., governing the latter's provision, on a Turn-key basis, of a telephone network of 7,500 telephone lines for the Oroshaza and Bekescsaba Primary Regions based upon the tender invitation dated 1 October, 1995 from Owner.

1.2 Parties declare they have all the necessary authorizations to conclude the present Contract.

2        DEFINITIONS

         "Building(s)" means the premises as described in Attachment V used for technical purposes which are necessary and suitable for the accommodation of the telecommunication equipment and system included in the Contract. The building can be ordinary construction or container.

         "Change Order" means the process to handle the changes requested by Owner or Contractor that will affect the value, schedule, or design of the Contract.

         "Connected Capacity/Connected Lines" means those Ordered Lines where the connection to particular subscribers actually occurred and by connecting a telephone set to it voice grade telephone calls can be originated and terminated.

         "Contract" means this Contract concluded between Owner and Contractor, including all the documents being referred there as well as the mutually accepted modifications and/or alterations.

         "Contractor" means Ericsson Kft and includes its successors.

         "Customer Premise Equipment" (CPE) means the subscriber telephone instrument.

         "Day" means calendar day unless stated otherwise.

         "Goods" means all the equipment, material, components, software, or any other component, which must be fully or provisionally type approved in Hungary, where applicable, to be supplied by Contractor to Owner in accordance with the Contract necessary for the normal, commercial operation of the lines ordered for this Contract.

         "Installation" an all inclusive term referring to the placement of equipment and material and encompassing all related general (e.g. construction, erection) and specific (e.g. splicing, connecting, and testing) terms employed to describe such activities.


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         "Line  Connection  Certificate"  means the form statement as defined as
         Attachment VI/11 duly signed by the subscriber upon installation and testing, as described in Attachment VI of a Connected Line which will certify the full capability of the connection and for normal commercial operation of the Connected Line.

         "Line Price" means the fixed price of USD 1,300 per Ordered
         Line.

         "Ordered Capacity/Ordered Lines" mean any and all particular telephone lines which Owner requested Contractor to build under the Contract including those requested via Change Orders; the term comprises Connected Lines and Rejected Lines.

         "Ordered Spare Capacity/Ordered Spare Lines" means prospective telephone lines which Owner requested Contractor to build under the Contract where it is not required to implement the subscriber premises radio equipment (FAU/SRT).

         "Owner" means  Hungarotel Rt. and includes its successors.

         "Parties" mean the Owner and the Contractor together.

         "Permit" means all official documents necessary for the implementation and turning into commercial operation of the Project with special regard to network and building construction, access to public utilities, type approval if applicable, of all the Goods, radio licenses for all relevant Goods required by law, or other access from all government agencies or third parties.

         "Project" means all Goods and Services to be delivered and performed for the PRTN

         "Project Manager" means the authorized representative of Owner and Contractor being entitled to control all the activities to be performed by Owner and Contractor as well as to give instructions and/or approvals, including the express authority to hand over/take over of completed work products of Contractor, which are necessary regarding the daily completion of the Contract.

         "Project Executive" means the authorized officers of both parties having full authority to execute the Project.

         "Project Schedule" A comprehensive, computer based schedule employing Critical Path methodology, which identifies relationships between project tasks and, based on the quantity of work required, resources assigned, and expected productivity, predicts the achievement of key project milestones.



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         "PRTN"  Primary  Region  Telephone  Network,  (Bekescsaba  and Oroshaza
         Primary region) including the telephone infrastructure to be provided under this Contract.

         "Rejected Lines" mean those Ordered Lines where Contractor was unable to connect a subscriber even after Contactor's best effort, the minimum of which is provided for in the Contract; the Rejected Lines shall in effect be considered as additional Ordered Spare Capacity/Ordered Spare Lines.

         "Services" mean all the activities which appear in non-objectified form (therefore are not "Goods") but form an integral, inseparable part of the Project, assembly, commissioning, design, installation, commissioning, and project management necessary to put the Ordered Lines into commercial operation.

         "Site"   means   locations,   building   and  other  places  where  the
         implementation work will take place.


         "Sub-Contractor" means those corporate bodies or entrepreneurs licensed or qualified to perform activities on the commission of Contractor and with the full and unlimited responsibility of the Contractor to fulfill the Project.

         "System  Acceptance"  Owners  statement  declaring that all contractual
         obligations  of  the  Contractor,   except  where  explicitly  provided
         otherwise are fulfilled.

         "System Integration" means those activities of Contractor which are necessary for the connection and communication of the existing and the new telephone system to be implemented by Contractor in the PRTN on the level of the host exchanges within the relevant primary region.

         "Technical Documentation" means all the technical documents for all components and the network installed in accordance with the Contract that Contractor has to deliver to Owner for the normal commercial operation of the Project as required by law.

         "Telecommunications Authority of Hungary" (HIF) means a government agency authorized to issue telecommunication- related licenses and/or related permits.

         "Test" means the procedures and other measurements carried out by Contractor on units of the Project according to the manufacturers' instructions and the internal proceedings and practices of Contractor and applicable Hungarian rules and regulations aimed to check the compliance with the relevant technical and functional parameters for the commercial operation of the Project delivered to the Owner in a format approved in the Contract.


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         "Technological  Spare  Capacity"  means an excess number of prospective telephone  lines which were not ordered by Owner but instead arise from
         technological   circumstances  and  are  therefore  neither  chargeable
         against nor useable by Owner.

         "Turn-key Project" The delivery of a complete and functioning telephone system which provides normal commercial telephone services for the Primary Regions (Bekescsaba and Oroshaza) capable of commercial operation for public telephone services by Owner's employees capable of operation for the purpose intended by Owners and in compliance with the technical documentation of this Contract. This includes Engineering, Furnishing, Installing and Testing (EFIT) of all system equipment and components excluding Customer Premise Equipment with the exception of installation and testing.

         "Unit Price" means the price of goods and services listed in Attachment
         I. Should the need of any unit price not listed in the Attachment I mentioned above arise during implementation, Contractor shall define an appropriate unit as approved by Owner.

3        SCOPE OF WORK

3.1      General

         Contractor shall provide Goods and Services to be supplied in a Turn-key Project for the development of a fully functional telephone system of 7,500 new subscriber lines in the following priority: 64 pay telephones in 32 settlements, the connection of subscribers in defined 6 villages, LB subscribers, and the exceeding amount of the Ordered Lines shall be connected to subscriber selected by Contractor from the waitlisted and CB subscribers at the Contractor's discretion and shall take into account the technical conditions and subscriber ranking as defined in Attachment V. The Project shall be implemented such that at least 80% of the implemented Ordered Lines shall be Radio in the Local Loop (RLL) technology comprising the Connected Lines and the Ordered Spare Capacity in accordance with the requirements of Owner as set forth in Attachment V hereof. Furthermore, the Project shall satisfy the System Integration requirement as defined herein as well as the satisfaction of Change Orders which are accepted pursuant to the Contract. These activities and responsibilities of Contractor include without limitation, regarding the content of this contract, the design, engineering, manufacturing, supply, installation, obtaining of all relevant permits and licenses, commissioning, testing, delivery of technical documentation, and warranty of the following:

         3.1.1              Switching - AXE
         3.1.2              Wired and Optical Transmission Equipment
         3.1.3              RAS 1000 Radio Access System


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         3.1.4              DRA 1900 DECT/RLL
         3.1.5              Microwave Transmission
         3.1.6              Main Distribution Frame (MDF)
         3.1.7              Power Supply to the Equipment
         3.1.8              Digital Distribution Frame (DDF)
         3.1.9              Trunk Network
         3.1.10             Connection to the backbone network
         3.1.11             Pay phones and booths
         3.1.12             Buildings and environmental systems
         3.1.13             Structures
         3.1.14             Copper based network.

3.2      Network boundaries

         On one side of the connection of the host exchanges to the DDF of the existing EWSD exchange in Bekescsaba region, and connection to the DDF of the secondary network in Oroshaza, and on the other side the wall socket of the Customer Premise Equipment including testing and installation of the CPE if provided by the Owner. The scope of work excludes the extension and/or improvement of the existing telephone network in the PRTN and the extension of the secondary exchanges.

3.3      Grade of service for the Project

         The Grade of Service shall be P. 01 and the traffic performance shall be .05 Erlang per subscriber.

3.4      Attachments

         The following Attachments are considered, read and interpreted as inseparable part of the Contract:
         3.4.1               I   Unit Prices
         3.4.2               II  Ericsson Retention Guarantee
         3.4.3               III (Not used)
         3.4.4               IV  Text of Corporate Guarantee
         3.4.5               V   Owner Information
         3.4.6               VI  Technical Appendices (specifications and
                         descriptions), Tests Procedures
         3.4.6.1           VI/1  Switching
         3.4.6.2           VI/2  Wired Transmission (PDH)
         3.4.6.3           VI/3  Microwave Transmission (MINILINK)
         3.4.6.4           VI/4  Power Supply
         3.4.6.5           VI/5  Main Distribution Frame (MDF)
         3.4.6.6           VI/6  Digital Distribution Frame (DDF)
         3.4.6.7           VI/7  Network Management (XMATE) - optional
         3.4.6.8           VI/8  RAS 1000 RLL
         3.4.6.9           VI/9  DRA 1900 (DECT) RLL
         3.4.6.10          VI/10 Network Construction
         3.4.6.11          VI/11 Training
         3.4.6.12          VI/12 Line Connection Certificate
         3.4.6.13          VI/13 Pay phones and booths
         3.4.6.14          VI/14 General notes
         3.4.7             VII   Warranty Response Obligations


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         3.4.8             VIII  Change Order Form

4.       CONTRACTOR'S OBLIGATIONS AND RESPONSIBILITY

4.1      Project Manager

         Contractor will designate a Project Manager (with deputies for project sub-elements, as appropriate) with overall responsibility for the day to day conduct of the project. The Project Manager's responsibilities and authority will be provided in writing. Contractor will not reassign this responsibility without notifying the Owner. The Project Manager will be replaced upon the Owner's request where such request demonstrates due cause (including chronic delays, missed project milestones, failure to be fully informed of project activities, and failure to properly conduct progress meetings or provide agreed upon project reports) for that replacement.

4.2      Project Schedule

         Contractor shall supply to the Owner for information purposes only, within fifteen (15) calendar days of contract signing, a preliminary calendar of the Project and within forty-five (45) days a digitized copy of the Project Schedule in a format compatible with Microsoft Project, and a hard, paper copy of the Project Schedule GANTT chart.

4.3      Installation plan and technical content

         Parties agree that the planning and completion of the Project shall be performed in accordance with an installation plan reviewed by the Owner. Contractor shall inform Owner in writing of the technical content of the Project no later than forty-five (45) days from the coming into force of the Contract. In case Contractor changes the content of the documents on which information was given to Owner, Contractor shall inform Owner on such changes in writing within five
         (5) days.

4.4      Subcontracting

         The Contractor may subcontract portions of the work to qualified subcontractors. Use of Sub-Contractors does not relieve Contractor of overall responsibility for the quality and timeliness of project activities. Contractor shall be responsible for the subcontracted work as if Contractor would have performed it.

4.5      Products and Services of Hungarian Origin

         4.5.1 The Contractor will use best effort to ensure that not less than 30% of the total value of products purchased and services provided for the purposes of


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                           the Project shall be fulfilled with products and
                           services of Hungarian origin.

         4.5.2 Contractor shall provide a certificate describing the actual percentage of Goods and Services of Hungarian origin prior to System Acceptance. Such certificate can be adjusted by Contractor no later than 28 February 1997. In the absence of an adjusted certificate, the one provided by Contractor shall be deemed final.

         4.5.3 A product shall be deemed to be of Hungarian origin if, (i) either 25% of the total value thereof was produced in Hungary, or, (ii) proof can be given that due to the manufacturing process having been carried out in Hungary, the added value of such product increased by 25%.

         4.5.4 The Contractor acknowledges that an inspection may be carried out by the Ministry of Transportation, Telecommunication and Water Management (the "Ministry") or by a competent agency at any time to ensure compliance with such provision and undertakes to fully cooperate with the Ministry or the competent agency during such an inspection.

4.6      Test Procedures

         As set forth in detail in Attachment VI hereto, Contractor shall carry out formal Tests of all implemented Goods, where applicable. The manufacturers' testing instructions for installation for the implemented equipment and system shall be made available for Owner in advance. Contractor shall invite Owner to these Tests in writing at least five (5) days earlier unless the Test concerned was duly indicated in the Project Schedule including its objective, exact time, date and location. Owner shall have the right to participate in the Tests and make comments on the test procedure and the results. Any objection of the Owner must be recorded in the relevant Test protocol (record) or attached thereto. All Test protocols shall be furnished to Owner regardless of Owner's participation at the Test.

4.7      Insurance

         4.7.1             Property

                  The Contractor and any associated subcontractors shall be covered by insurance for the joint benefit of the Owner and the Contractor in respect of the Project (including for the purpose of this clause any unfixed materials or other equipment delivered to the Site for incorporation therein) to their full value against all loss or damage arising from any cause for which the Contractor is


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                  responsible under the terms of the Contract.

         4.7.2             Liability

                  The Contractor shall throughout the execution of the Project maintain insurance against damage, loss, or injury for which the Contractor is liable. The terms of such insurance shall include a provision whereby in the event of any claim, being brought or made against the Owner, for which the Contractor is entitled to receive indemnity under the policy, the insurer will indemnify the Owner against any such claims and any costs, charges, and expenses in respect thereof. The liability insurance of Contractor shall also cover the Warranty Period.

         4.7.3             Term

                  Insurance shall be effected in such a manner that the Owner and the Contractor are covered for the entire period of this Contract.

         4.7.4             Evidence of coverage

                  The Contractor shall comply with the terms of any policy issued in connection with the Contract and shall, whenever required, produce to the Owner the policy or policies of insurance and notification of any changes to such policies.

4.8      Contractor Employee Conduct

         The Contractor must take the expected and reasonable precautions at any time, to forestall illegalities or any other kind of untolerated misconduct on the part of the employee, and to avoid any kind of damage to the property or to personal safety, during the process of implementation of the project.

4.9      Indemnification

         The Contractor shall indemnify and hold the Owner harmless against all losses and claims for injury or damage to any person or property whatsoever which may arise out of or in consequence of the Contractor's action or inaction. The Contractor shall also indemnify the Owner against all claims, demands, proceedings, damages, costs, charges, and expenses whatsoever in respect thereof or in relation thereto.

4.10     Training

         Contractor agrees to provide training to the extent needed for Owner's employees to enable them to operate the system in accordance with a separate agreement which the Parties shall make within 30 days after the execution of the Contract.


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4.11     Additional Orders of Owner

         In case Owner, beyond the scope of this Contract and subject to one or more separate contracts, engages Contractor in deliveries and services in addition to this Project provided that Owner's order for additional lines will be made no later than 30 June, 1997, Contractor undertakes to satisfy such order(s) for a line price not exceeding the limits set forth below:

                  10-20 thousand Ordered Linesfor USD 1,175/line 20-30 thousand Ordered Linesfor USD 1,100/line 30-40 thousand Ordered Linesfor USD 1,050/line 40-50 thousand Ordered Linesfor USD 1,000/line
                  50-60 thousand Ordered Linesfor USD    975/line

4.12     Safety Management

         The Contractor will provide to the Owner, within thirty (30) days after execution of the Contract, a Safety Management program which is designed to protect employees, the Owner, the general public, subscribers, and public and private property from hazards which will cause injury or damage. The program will be based on the following:

         -national and local regulations
         -hazardous materials, including disposition
         -additional site precautions

4.13     Construction Book

         The construction book is a basic document for the implementation of the Contract. It shall be maintained on the site by the Contractor, and shall be available any time for review by Owner's representative. The book shall contain three copies for each page and only a representative of the Contractor or the Owner are entitled to make entries. One copy belongs to the Contractor and the other copy to the Owner: the original copy shall be kept on the site. Contractor shall deliver the Owner copy to the Owner each week.

4.14     Customer Service Agreement

         Parties agree that a Customer Services Agreement, for value added services provided by the Contractor, may be signed within ninety (90) days following the execution of the Contract.

4.15     System documentation

         Contractor shall provide to the Owner three copies of all installation, maintenance, and operations documentation for all network components necessary for Owner to manage and maintain the commercial operation of the Project as


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         implemented in accordance with the Contract.

4.16     Rejected Lines

         Contractor shall use best efforts to connect all Ordered Lines to subscribers. Where Contractor cannot have access to a subscriber's premises upon a notice sent to the subscriber, Contractor shall mail a second notice to same. Both notices shall be sent by registered mail with a return receipt. If the subscriber fails to permit access to Contractor upon such second notice, the line concerned shall be deemed as a Rejected Line provided that Contractor provides evidence of both notices sent. Upon request of Contractor, Owner may approve different methods of evidencing a Rejected Line. However, Contractor shall notice Owner on any of such failure of access and in case Owner subsequently reports that Owner's representatives succeeded to secure access to said subscriber's premises in five (5) days, Contractor shall complete the subscriber line concerned.

4.17     Corporate Guarantee

         Contractor will provide a Corporate Guarantee, as defined in Attachment IV, issued by the Ericsson parent company which is binding and enforceable according to Hungarian and/or the law of the seat of guarantor company of Ericsson under which the guarantor undertakes to guarantee the Owner complete fulfillment of Contractor's obligations under this Contract and such Corporate Guarantee shall be valid from the date of coming into force of this Contract until the complete fulfillment of such obligation and be released upon System Acceptance . The language of the Corporate Guarantee is attached hereto as Attachment IV.

4.18     Permits and licenses

         4.18.1            Government Permits and licenses

                  Contractor is responsible for obtaining the Construction Permit and other permissions and/or licenses related to the Project, including but not limited to microwave radio frequency licenses, RLL frequency licenses, and the Project commissioning license (in Hungarian: hasznalatbaveteli and/or rendszeresitesi engedely) in the name of Owner to be issued by Government Authorities including the approvals of the
                  Telecommunication Authority of Hungary where needed for construction, right of way, and system operation of the Project for commencing commercial traffic. The costs related to this responsibility of the Contractor shall be borne by the Contractor with the exceptions of the commissioning license fees required by government agencies for the commercial operation of the network which will be directly paid by the Owner, and the documented Contractor


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                  costs related to the commissioning licenses.

         4.18.2            Third Party Permits

                  The Contractor is obliged to apply for and obtain the Permits of third parties not mentioned above (e.g. owners of affected real properties). All compensations to be paid directly to such third parties shall be borne by Owner. The Contractor in consultation with the Owner shall identify third party-owned real properties and leaseholds including their owners and holders which are affected by the project during the designing period. The process for third party approvals is as follows:

                  4.18.2.1          Contractor is responsible for third party
                                    approvals;
                  4.18.2.2 Contractor will optimize network locations for both PRTN and Contractor;
                  4.18.2.3 Contractor will take into account the availability of free real estate, provided either by Owner or local municipalities, during equipment site selection;
                  4.18.2.4 Owner will approve or disapprove the Contractor proposed solution
                  4.18.2.5 If Owner disapproves, Contractor may proceed of its own accord
                  4.18.2.6 Owner has 15 days to prove that Contractor site was more expensive while no less
                                    beneficial   to  the   Contractor   than  an
                                    alternate, suitable site identified by Owner
                  4.18.2.7 If Owner meets the requirements of 4.18.2.6, Contractor will compensate the Owner in an amount equal to the difference between the two sites. Compensation to be in kind or performance at Contractor's resolution.

4.19     Handing over/taking over

         The Contractor, at completion of the Project, but prior to System Acceptance, shall deliver to Owner all related documents including but not limited to:

                  -        Statement of the Contractor,
                  -        high quality of completion of implementation,
                  - conformance to applicable standards and related requirements,
                  - delivery of a complete, detailed, and revised documentation in three (3) copies of the Project as completed,
                  -        final test measurement records and documents,
                  - geodetic survey documentation in three (3) copies (if applicable),




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4.20     Change Order

         The Contractor may initiate a change in the value, schedule, or design of the Contract via Change Order subject to the approval of Owner. Owner's approval shall not be unreasonably withheld.

5        OWNER'S RIGHTS AND OBLIGATIONS

5.1      Owner's Representatives

         The Owner will assign a Project Executive, Project Manager, Engineering Manager, and such supporting staff as appropriate to maintain liaison with the Contractor during the course of the project. Written designation of such persons and their responsibility and authority shall be provided within 15 days after the signing of the Contract. The Project Manager shall be located at the project site and will provide daily inspections of the work site, contract performance, and contract compliance.

5.2      Information to be Provided

         Owner shall provide necessary information as requested by the Contractor for the successful design and installation of the Project as set forth in Attachment V and agrees to provide further information reasonably requested by the Contractor. Owner shall provide to Contractor within five (5) days or earlier of coming into force of the Contract the current waiting list and CB/LB subscribers with names, addresses and type of service residential or business.

5.3      Access

         Unless specially requested, Owner premises will be available only during normal business hours. In the case of work requiring Contractor access beyond such hours, access will be requested no less than 24 hours prior to expected use. Contractor staff working on Owner premises will be supervised, carry appropriate identification, and conform with the dress and demeanor of Owner staff at that activity. Owner is obliged to issue and/or obtain all permits for Contractor and/or its Subcontractors to enter the premises owned and/or directed by Owner so that their contractual obligations can be performed. The above permit shall enable Contractor's or its Sub-contractor's authorized personnel to enter the premises when necessary.

5.4      Owner Review and Approval

         The Owner is responsible for the timely review and approval of documents submitted by the Contractor, at its discretion, in accordance with this Contract. Owner's approvals or the reason if one or any of them is being withheld, if any, shall be passed to Contractor within 5 business days from the date of the confirmed receipt, as defined under Article 12.8 Notification, of application for approval.

5.5      Owner delay (other than financial)

         Owner shall meet obligations under this Contract for only those requirements specified in this Contract or in the latest version of the Project Schedule received at least 15 days in advance of scheduled obligations so that Contractor is able to follow and keep the timing. In case of delay of Owner relating only to those requirements specified in this Contract or in the Project Schedule, Contractor shall be entitled to a reasonable extension of the performance deadline which cannot exceed twice the duration of the Owner's delay. Contractor shall be entitled to request an extension of the affected Contractor deadline only within five (5) days of Owner's delay provided that such delay affects Contractor's deadlines.

5.6      Authorization

         After the Contract has come into force, Owner shall issue an authorization for Contractor within fifteen (15) days. This authorization shall entitle Contractor to act on Owner's behalf for obtaining Permits and licenses.

5.7      Payment obligation

         Owner shall be responsible for all the payments to be settled to Contractor in accordance with Article 6 of this Contract.

5.8      Purchase of imports

         The Owner hereby declares that the equipment to be supplied by the Contractor will serve for investment purposes in the meaning according to the Hungarian regulation. The Owner upon the request of the Contractor shall provide the Contractor with a written declaration of the above in the form required by the Contractor.

5.9      System Acceptance

         The Owner will provide to the Contractor a written notice of System Acceptance upon compliance with the terms and conditions of this Contract including but not limited to receipt of all deliverables including documentation, test records, or other requirements of Article
         3.2 herein.

5.10     Change Order

         The Owner may initiate a change in the value, schedule, or design of the Contract via Change Order subject to the approval of Contractor. Contractor's approval shall not be unreasonably withheld.

6        FINANCIAL TERMS

6.1      Contract Price

         The Owner shall pay as compensation to the Contractor the Contract Price of

                                                  USD 14,175,000

         which is the Line Price of USD 1,300 multiplied by 10,000 Ordered Lines plus USD 1,175 multiplied by 1,000 Ordered Lines. The final Contract Price will be adjusted according to the number of the Ordered Lines as their price will be adjusted pursuant to this Article. If the Contractor implements less than 80% RLL technology, the line price will be equal to USD 1,000 per line for those lines between the actual number of RLL lines and 80% of Ordered Lines.

6.2      Advance Payment

         Advance Payment will be fifteen (15) percent of the calculated Contract
         value         i.e.         USD         2,126,250         that        is
         Two-million-one-hundred-twenty-six-thousand-two-hundred-fifty        US
         dollars net shall be paid against Contractor's invoice at the execution of this Contract.

6.3      Invoicing

         The Price for Ordered Lines, Ordered Spare Lines, and accepted Change Orders for Connected Lines shall be computed and invoiced weekly as the payable amount was adjusted pursuant to Article 6.5 and then the actual amount payable reduced in proportion to the Advance Payment (in accordance with Article 6.2 which is 15%).

6.4      Invoice attachment

         6.4.1 The Parties agree that the following documents shall be, without exception, attached to the invoices:

                  (i)               Line Connection Certificates for each
                                 Connected Line,
                  (ii) Contractor statements and supporting documents as set forth in Article 4.16 pertaining to
                                 Rejected Lines;
                  (iii) Contractor's statement pertaining to Ordered Spare Lines stating appropriate implementation;
                  (iv) Test documents and Contractor's statement evidencing and stating complete and proper delivery of Goods and/or provision of Services furnished upon an accepted Change Order in accordance with (i), (ii) or (iii) above, as applicable.

         6.4.2 Contractor acknowledges that no payment (save the Advance Payment) will be made by Owner without the foregoing documents.

6.5      Price adjustment

         Prices shall be applied only as adjustment in the following cases:

         (i) Change Orders shall be priced on the basis of the Unit Price List, or the per Line Price for additional Ordered Lines.
         (ii) Ordered Spare Lines shall be paid by Owner in accordance with the Line Price less the price of house wiring and FAU/SRT. Owner will order
                           FAU/SRT's for Ordered Spare Lines at Owner's discretion.
         (iii) Rejected Lines shall be priced as Connected Lines less the Unit Price of house wiring; Contractor will deliver and Owner will accept the FAU/SRT's as spare parts.

6.6      Currency of invoice

         Invoices shall be issued in Hungarian Forint (HUF). Therefore, the invoiced HUF amount will be adjusted to the current USD/HUF foreign exchange (in Hungarian:"deviza") middle rate valid on the date of issue but not later than the Friday following the previous Sunday closing date for billing of Connected Lines as evidenced by the latest date of the Line Connection Certificate included in the supporting documentation forwarded to Owner with the invoice. Notwithstanding the foregoing, if a turn of calendar months occurs on such a Friday, the exchange rate of the preceding Thursday i.e. the last day of the preceding month shall apply. For the current rate of exchange the rate defined by Hungarian Foreign Trade Bank (Magyar Kulkereskedelmi Bank) shall be taken.

6.7      Payment deadline

         Payments shall be effected against Contractor's invoice within five (5) banking days upon receipt of an invoice. Any overdue payment shall carry double (200 percent) the Hungarian National Bank base interest rate for the actual period of delayed payment.

6.8      Payment Guarantee

         Owner shall deposit as security USD 4,400,000 i.e. Four million-four-hundred-thousand US dollars into an escrow account. The escrow account will be used for approved payments pursuant to Article
         6.3. Whenever the balance in the escrow account reaches USD 750,000 or less the Owner shall deposit within five (5) banking days an amount of the USD equivalent to the value of the amount necessary to restore the funds to the original amount or the calculated balance of the Contract whichever is the lesser.

6.9      Suspension of work

         Contractor may suspend further performance on or after the eighth day subsequent to a Payment Notice if Owner failed to settle the invoice concerned. Contractor shall restart work no later than the third business day after Owner's effecting payment of the invoice concerned, but affected deadlines will be considered as extended by the duration of such suspension.

6.10     Retention

         6.10.1            Retention Guarantee

                  Contractor shall provide, upon final deposit of Owner to the escrow account as defined in Article 6.8, an unconditional, irrevocable bank guarantee (the "Retention Guarantee") as set out in Attachment II in an amount not greater than five (5) percent of the Contract Price as defined in Article 6.1 i.e. USD 708,750 payable upon first demand, for retention against uncorrected deficiencies including but not limited to documentation to be provided to Owner, installation, waste removal, restoration, or other deliverables including the costs of the obtaining of license, and excluding Government fees. Contractor and Corporate Guarantor shall, within fifteen
                  (15) days Notice given respectively by Owner correct all Project with the exception of non-service affecting or hazardous deficiencies which shall be corrected immediately upon notice to the Contractor. Failure to correct said deficiencies shall entitle the Owner to correct such deficiencies and draw against the Retention Guarantee for all associated costs. The Retention Guarantee shall be released upon System Acceptance.

         6.10.2            Failure to provide Retention Guarantee

                  Parties agree that should Contractor fail to provide the Retention Guarantee as provided for in 6.10.1, upon final deposit of Owner to escrow account as defined in Article 6.8, Owner shall have the right to withhold as retention an amount equal to USD 708,750 from any and all invoices payable to Contractor.

6.11     Owner performed work

         Owner reserves the right to complete the house wiring and SRT/FAU installation. Owner shall notify Contractor of the intention to perform such work within thirty (30) days of the Contract coming into force. Those portions of the work completed by the Owner shall be deducted from the Line Price as defined in 6.1 herein according to the Unit Prices set in Attachment I.

6.12     Value Added Tax

         The Contract Prices and the Advance Payment given above do not include Value Added Tax, therefore, the percentage as applicable from time to time, as currently twenty-five (25) percent shall be added to all prices and will be given to all invoices. However, VAT shall be paid separately by Owner to Contractor thus that Contractor's bank account shall be credited with the relevant amount no later than the day preceding the statutory due date by which Contractor must pay such VAT.

6.13     Other payments

         All costs, compensations, prices etc. related to real estate purchases, rents, claims, and disputes of or with owners of real properties affected by the Project shall be paid or otherwise borne by the Owner, provided that Owner was duly advised in advance by Contractor and approved such costs, compensations and prices against Third Parties' invoices or other documents.

6.14     Taxes and Duties

         The Contractor is responsible for all applicable taxes, official and stamp duties, and authorization fees connected to the Contract and is obliged to pay them. The Owner shall pay the government fee for the commissioning license as it is not included in the Contract Price.

6.15     Transfer of Ownership Title

         6.15.1 Ownership title of Ordered Lines, which have been paid for by Owner, shall be deemed as transferred to Owner on the date of deposit into the escrow account of the last amount required in accordance with Article 6.8 of the Contract or in case of the Parties' failure to comply with the Contract due to Force Majeure or Owner's termination of the Contract.

         6.15.2 In case the Contractor terminates the Contract for any reason, the full ownership title over the assets created by the implementation of the Project shall be deemed as transferred to the Owner.
                           However, Contractor shall have the right to
                           repurchase these assets for a repurchase price
                           equal to the amount paid by the Owner less the
                           amount of costs determined by an arbitration award which is rendered pursuant to Article 11.4 herein provided that the same arbitration award declares the cause for Contractor's termination of the Contract justified on the grounds of Owner's material breach of the Contract as provided for in Article 10.2 herein.

7        DEADLINES

7.1      Implemented infrastructure

         Contractor shall implement all Goods and render all Services other than those needed for the final line connection of subscribers as soon as possible but no later than twenty (20) weeks after the coming into force of this Contract.

7.2      Line connections

         Contractor shall complete at least ninety (90) percent the implementation of the Ordered Lines that is the subscriber line connections as soon as possible but no later than twenty-six (26) weeks after the coming into force of this Contract. The remaining Ordered Lines shall be completed within four (4) weeks.

7.3      System Acceptance Documents

         Contractor shall provide to Owner within sixty (60) days of the completion of Project in accordance with Article 7.2 all documentation and deliverables as provided for in Article 4.19 and the commissioning license.

7.4      Delay notification

         Contractor shall provide at least thirty (30) days advance notification of the potential failure to meet the deadlines for performances defined in Article 7. Owner's claims related to Contractor's failure to meet the deadlines will be determined pursuant to Article 7.4 hereof.

7.5      Liquidated damages

         Contractor is obliged to pay liquidated damages to the Owner if - due to any reason for which the Contractor or any of the Sub-contractors are responsible - the relevant contractual obligations of the
         Contractor are not fulfilled according to the deadlines for performances as defined under Articles 7.1 and 7.2, even if no damage or loss occurred to Owner.

         7.5.1             Amount of  liquidated damages

                  The liquidated damages shall be HUF One-hundred (100) per day to a maximum amount of ten per cent (10%) of the original contract value plus the value for each Ordered Line ordered via Change Order which Contractor failed to implement as would have been required in Article 7.2 or as agreed in a Change Order.

         7.5.2             Payment of liquidated damages

                  The payment or set off of liquidated damages from any sums due or becoming due to Contractor shall not relieve Contractor from the obligation to finish the work and/or from other obligations under this Contract. In case of Contractor delay, liquidated damages shall be the exclusive remedying available for Owners.

8        CONTRACTOR'S WARRANTIES

8.1      Warranty Period

         The warranty period, shall be twelve (12) months for the Goods commencing on the date when ninety (90) percent of the Line Connection Certificates for Ordered Lines have been received by Owner.

8.2      Reliability

         The network will provide the traffic performance and grade of service as outlined in Article 3.3 herein.

8.3      Warranty claim

         During the warranty period, Owner will inform Contractor in written form and without delay regarding any problems which may require action by Contractor.

8.4      Warranty response time constraint

         During the warranty period, any fault occurring in case of proper use of the equipment implemented in the frame of this Contract shall be repaired by the Contractor free of charge for Goods and Services within the time constraints set out in Attachment VII hereof. Contractor shall be liable for damages certified by the Owner including the lost revenue of Owner in case of a failure to meet the correction deadlines referred to in the previous sentence for the period starting on the next day of a missed deadline and lasting until the default is actually repaired.

8.5      Warranty exemptions

         8.5.1             Extension of network

                  The warranty shall not apply to the part of the Project where Owner or its Representatives executed extension, changes or corrections, except the case of subscriber's connections, outside the scope of the Contract during the warranty period. If Owner notifies Contractor about these works previously, the Parties shall define the network or system boundary from which the warranty obligations of Contractor will remain valid.

         8.5.2             Owner negligence

                  Contractor's liability does not cover damages caused by Owner's failure to follow the technical standards regarding the operation and maintenance of the Goods as defined in the Technical Documentation.

8.6      Type Approval

         Contractor shall replace any Goods supplied for the Project free of charge if a competent authority rejects to provide final type approval or withdraws a relevant type approval previously issued. This provision shall survive the Warranty Period.

9.       INTELLECTUAL PROPERTY

9.1      Contractor's Authorization

         Contractor is the owner of the intellectual property rights in and to all relevant Goods delivered by him under this Contract, or it is duly authorized by the original owner of the said rights to grant any right explained below to Owner.

         9.1.1             Patent Rights and Trade Secrets Rights

                  Contractor shall grant to Owner an irrevocable, non-exclusive, non-transferable license to use any invention incorporated in any of the Goods, covered by patent(s). Such license shall be deemed fully paid up for the purposes of use of the Goods delivered under this Contract.

         9.1.2             Terms of Use

                  Any other provisions of the Contract notwithstanding, with respect to any inventions, including patented inventions, that any person or entity is authorized by the Contract to use or practice only under certain conditions or limitations, such use or practice shall be:

                  9.1.2.1 free, unconditional and unlimited from and after the time that the rights in inventions come into the public domain, or
                  9.1.2.2 at the sole discretion of such person or entity, on other terms from and after the time that such rights in inventions become otherwise lawfully available to such person or entity on such other terms.

         9.1.3             Unaffected Rights and Obligations

         This Article shall not be construed as limiting any rights of Owner or obligations of Contractor under this Contract, including specifically the right of Owner for no additional compensation to Contractor, to use, have used, deliver, lease sell or otherwise dispose of, the Goods or any part thereof, required to be delivered under this Contract.

9.2      Copyright

         9.2.1             Ownership and Copyright

                  The ownership and copyrights in and to any Software, the associated documentation or the documentation of the Hardware shall remain with their original owners and/or any other entities duly authorized by the former.

         9.2.2             Use of Copyrighted Software

                  With the Software packages and documentation, protected by others' copyright rights under the Hungarian copyright law and/or international treaty, Owner, by virtue of this Contract, is allowed to:

         9.2.2.1 make copies solely for routine replacement and back-up purposes, or

         9.2.2.2 transfer the Software to a single hard disk, provided that the Owner keeps the original solely for back-up and archival purposes. In addition, Owner shall be granted, via Contractor, by the original copyright owners an irrevocable, non-exclusive, non-transferable license to use such copyrighted materials.

9.3      Copyright Restrictions

         The copyright includes, among others, the prohibition of any modification, alteration, de-compilation, disassembling, reverse engineering, or making any derivative work such as translation, recasting, transformation or adaptation.

9.4      Intellectual Property, Patent, and Copyright Indemnity

         Contractor shall defend at its expense, suits against Owner upon claim that the Goods, including the latest unmodified release of Software supplied under this Contract, infringe property rights granted or registered in Hungary, provided that

         9.4.1             Notification of lawsuit

                  Owner promptly notifies Contractor in writing on the suit,

                  9.4.1.1 Contractor has sole control of the defence and related settlement negotiations, and
                  9.4.1.2 Owner gives Contractor information and assistance for the defence all at Contractor's expense.

         9.4.2             Indemnity

                  Contractor shall indemnify and hold Owner harmless from all payments which by final judgments in such suits may be assessed against Owner on account of such infringement and shall pay resulting settlements, costs and damages finally awarded against Owner by a court of law.

         9.4.3             Remedy

                  Owner agrees that if the use, sale or distribution of the Goods prohibited as a result of such suit, or in Contractor's option are likely to be prohibited, Owner will permit Contractor, at his option and expense, either to procure the right for Owner to continue using such Goods or to replace or modify same so that they become non-infringing.

10       TERMINATION

10.1     Termination on default

         This Contract may be terminated by either Party in the event of default by the other Party. In either event the Party initiating termination is required to give the other party fifteen (15) calendar days advance notice. In the event of termination for default, the initiating Party agrees that the default notification will be rescinded if, within eight
         (8) calendar days of notification, the defaulting Party corrects, to the notifying Party's satisfaction, the material basis for default.

10.2     Grounds for termination

         10.2.1            Owner's Right

                  Owner may justify Contractor's default on the basis of the following cases:

                  10.2.1.1 the Contractor fails to commence the work over a period of one (1) month,
                  10.2.1.2 the Contractor disrupted the performance of its contractual obligations without justified reasons and does not continue the work within thirty (30) days,
                  10.2.1.3 the Contractor gives the whole Project to sub-contracting,
                  10.2.1.4 material failure to adequately carry out Contractor's responsibilities. Such failures include, but are not limited to:persistently failing to supply enough properly skilled workers or proper materials; persistently disregarding laws or ordinances; or substantial breach of the provisions of this Contract,
                  10.2.1.5 before terminating the Contract pursuant to the foregoing clauses, Owner shall request the Ericsson parent company, providing the Corporate Guarantee, to perform all
                                    outstanding     Contractor     duties    and
                                    obligations in accordance with the Contract.

                  10.2.2            Contractor's Rights

                           The Contractor may justify Owner's default on the basis of the following cases:

                  10.2.2.1 Owner fails to provide the Advance Payment and open or refund the escrow account pursuant to Articles 6.2 and 6.8 herein,
                  10.2.2.2 the Owner fails to provide or otherwise ensure the Site(s) or to meet the requirements as set forth in Article 4 over a period of one (1) month,
                  10.2.2.3          the   Owner's   delay  in  payment   exceeds
                                    thirty-five    (35)   days   provided   that
                                    Contractor sent a notice ("Payment Notice") not earlier than the fifth day after the due date of an invoice which was not fully paid by Owner.

10.3              Compensation in Case of Termination

         10.3.1            Termination by Owner

                  Owner will compensate Contractor on the basis of the Unit Price List for delivered Goods and Contractor's work product which Owner chooses to keep. Such compensation, however, must not exceed that calculated on the grounds of the Line Price set forth herein as it would have been required to be adjusted under this Contract. Any payment to Contractor under this Article shall be subject to Owner's claim for damages and/or lost revenue.

         10.3.2            Termination by Contractor

                  In accordance with the Unit Prices and the Line Price, Owner will reimburse Contractor for the implemented portion of the Project, Goods delivered, Services rendered, and expenses incurred before the date of Contractor's termination and also for tasks properly performed after the date of termination of the Contract and those arising from obligations relating to the Contract if undertaken bona fide. From the above amount all sums shall be deducted which Contractor is obliged to pay to and/or which Contractor owes Owner including the amounts previously paid by Owner. Contractor shall be entitled to claim damages.

11       GOVERNING LAW AND DISPUTE RESOLUTION

11.1     Governing Law

         This Contract shall be governed by Hungarian law. For issues not expressly provided for by the Parties hereof the provisions of the Hungarian Civil Code (Act No. IV of 1959 as amended) shall apply.

11.2     Amicable dispute resolution

         If a dispute of any kind whatsoever arises between the Owner and the Contractor, in connection with, or arising out of this Contract, whether during the execution of the Project or after completion and whether before or after repudiation or other termination of the Contract, including any dispute as to any opinion, instruction, determination, certificate or valuation, the Owner and the Contractor shall, in the first place, seek to resolve the dispute amicably between them.

11.3     Effect on the project

         Unless the Contract has already been repudiated or terminated, the Contractor shall, in every case, continue to proceed with the Project with all due diligence and the Contractor and the Owner shall give effect forthwith to every decision they take to resolve their dispute.

11.4     Arbitration

         11.4.1            Notices of arbitration

                  If no amicable settlement is possible, then either the Owner or the Contractor may give notice to the other party, of intention to commence arbitration, as hereinafter provided, as to the matter in dispute. Such notice shall establish the entitlement of the party giving the same to commence arbitration. Unless the parties otherwise agree, arbitration may be commenced on or after the twentieth calendar day after the day on which notice of intention to commence arbitration of such dispute was given, even if no attempt at amicable settlement thereof has been made.

         11.4.2            Arbitration procedure

                  Any dispute in respect of which amicable settlement has not been reached shall be finally settled, unless otherwise specified in the Contract, under Hungarian law and in accordance with the Rules of Conciliation and Arbitration of the Hungarian Chamber of Industry and Trade by one or more arbitrators in Hungary appointed under such Rules. The place of arbitration shall be Hungary and the language of the arbitration shall be English. The said arbitrator(s) shall have full power to open up, review and revise any decision, opinion, instruction, determination, certificate or valuation related to the dispute.

12       MISCELLANEOUS TERMS AND CONDITIONS

12.1     Assignment

         This Contract or any of its provisions or any receipt of payment shall not be assigned by either Party without the prior written consent of the other.

12.2     Force Majeure

         Neither party shall be considered in default in the performance of its obligations under this Contract to the extent that the performance of such obligation is prevented or delayed by any cause, existing or future, which is beyond the reasonable control of such party.

         12.2.1            Notices

                  Should any Party be affected by Force Majeure, such Party shall notify the other Party in a written form within seven
                  (7) days from the occurrence of the Force Majeure. The notification shall include details constituting the Force Majeure as well as the positive evidences which prove that the case was unavoidable and that it delays the fulfillment of the contractual obligation of the Party. In the above notification, the estimated duration of the Force Majeure shall be included as well as a statement declaring the inability of the effected Party to perform the concerned obligation(s) as long as the case of Force Majeure exists/remains.

         12.2.2            Effect on Contract

                  Should the duration of Force Majeure exceed the period of five
                  (5) days, Parties shall negotiate the reasonable modification of the Contract and equitable compensation for Contractor in respect of work performed but not tested, if applicable, due to Force Majeure. If Parties cannot come to an agreement within the above period, they can submit the dispute to be resolved pursuant to Article 11 herein.


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         12.2.3            Limitation

                  The Contractor is not entitled to rely on any event otherwise qualifying as Force Majeure if the scheduled deadline of the Project was due before such event.

12.3     Data Ownership and Confidentiality

         Any information or data, in the form of specifications, drawings, technical data or other information, not a work product of this Contract, furnished by the Owner or Contractor to the other party shall remain the property of the furnishing party. Work product of this Contract shall become the property of the Owner under the conditions stipulated herein.
          All work product and information marked as Proprietary by either party prior to transfer to the other party shall be kept confidential by the receiving party and receive the same degree of care in handling and retention as that party applies to its own proprietary information. The party receiving such proprietary information shall not disclose, without the furnishing party's written permission, such information to any other person or use such information itself for any purpose other than the performance of this Contract. The obligations under this paragraph shall survive the termination of this Contract for a period of five (5) years.

12.4     Effect of Waiver

         Owner's waiver of any Article of this Contract shall have no effect on the Contract.

12.5     Severability

         If any provision hereof, or the application of any such provision to any person or circumstance, shall be held invalid or unenforceable by an arbitration tribunal of competent jurisdiction, then the remainder of this Contract, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby and such invalid provisions shall be replaced by a valid provision (and for this purpose the arbitrator(s) may act as amiable compositor/s) which most closely gives effect to the intent and purpose of the parties hereto and the allocation of risks and benefits reflected in such provision.

12.6     Contract Amendment

         Any contract terms can only be amended in written form duly signed by both Parties.

12.7     Copies

         The Contract  was  prepared in English  language and was signed in four
         (4) original copies of which each Party keeps two (2).


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12.8     Notification

         Notices or communications required or permitted to be given under this Contract will be deemed to be given; a) when delivered by hand, b) when transmitted by facsimile and confirmed by returned facsimile, c) five
         (5)calendar days after being sent by certified mail, in each case, to the address or facsimile number following:

HUNGAROTEL Rt.
James Morrison, Chairman
1126 Budapest, Kiralyhago u. 2.
Tel.: 212-1100
Fax: 202-2974

ERICSSON Kft.
Fodor Istvan, President
1146 Budapest, Hungaria krt. 162.
Tel: 265-7100
Fax: 265-7373


12.9     Coming into Force

         The Contract comes into force on the date when duly signed by the authorized representatives of the both Parties but not before the Corporate Guarantee, the advanced payment and the financial security provided for in Articles 4.17, 6.2 and 6.8 are in place.

Parties have both read this Contract and mutually agreed and understood its contents.

Budapest, May 17, 1996